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                                                                     EXHIBIT 8.1

                             SHUMAKER WILLIAMS, P.C.
                             3425 Simpson Ferry Road
                               Camp Hill, PA 17011
                                   -----------
                            Telephone (717) 763-1121
                               Fax (717) 763-7419



                                August 24, 2004


Board of Directors
Sterling Financial Corporation
101 Pointe Boulevard
Lancaster, PA  17601

             RE: Proposed Merger of The Pennsylvania State Banking Company with and into Sterling Financial Corporation

Ladies and Gentlemen:

         We have acted as special counsel to Sterling Financial Corporation ("Sterling"), a Pennsylvania corporation, in connection with the proposed merger of The Pennsylvania State Banking Company ("Pennsylvania") with and into Sterling (the "Merger"), pursuant to an Agreement dated as of June 14, 2004, (the "Merger Agreement"). This opinion is furnished pursuant to the requirements of Item 601(b) (8) of Regulation S-K.

         Unless otherwise expressly stated herein, capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") forming a part of the Registration Statement filed on Form S-4 and any amendments thereto by Sterling with respect to the Merger (the "Registration Statement").

         In connection with the opinion set forth below, we have examined the Registration Statement and the description of certain federal income tax consequences of the Merger contained in the Proxy Statement/Prospectus under the caption "The Merger--Certain Federal Income Tax Consequences" (the "Tax Summary").

         In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in the Merger Agreement, the Proxy Statement/ Prospectus, the Registration Statement and certain other documents that we have deemed necessary or appropriate to examine in order to issue the opinion set forth below. We express no opinion as to tax matters that may arise if the facts are not as set forth in the documents referenced above. In addition, we have assumed that each of


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Board of Directors
Sterling Financial Corporation
August 24, 2004
Page 2


the documents referenced above: (a) has been duly authorized, executed, and delivered; (b) is authentic, if an original, or accurate, if a copy; and (c) has not been amended after execution thereof subsequent to our review. We have also assumed that the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus forming a part of the Registration Statement.

         As described in the Tax Summary, the consummation of the Merger is conditioned upon the delivery of opinions from Pennsylvania's and Sterling's respective special counsel or independent certified public accountants (the "Tax Opinions"). Although we are not aware of any reason why the Tax Opinions could not be delivered, we assume, for purposes of this opinion, that the Tax Opinions will be delivered and that such Tax Opinions will be supported by customary representations of the parties effective as of the Effective Date of the Merger.

         Our opinion is also based on the current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, pertinent judicial authorities, rulings, procedures and other pronouncements published by the United States Internal Revenue Service and such other authorities as we have deemed relevant, in each case as in effect on the date of the Proxy Statement/Prospectus. These laws, regulations, rulings and pronouncements, and related judicial and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect, and any change may adversely affect the continuing validity of the opinion set forth below.

         Based solely on the foregoing, we are of the opinion that, the Tax Summary, although general in nature, is, in all material respects, a fair and accurate summary of the principal United States federal income tax consequences of the Merger under present law.

         The foregoing opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality, or foreign country.

         This opinion is rendered as of the date set forth above and we undertake no obligation to update, supplement, modify or revise our opinion after the date of this letter to reflect any facts or circumstances that may come to our attention or that may result from any changes in laws or regulations that may occur.

         This opinion is rendered solely to the addressee and is not intended to be relied upon, nor may it be relied upon, used, quoted, circulated or otherwise referred to by any person, firm or entity other than the addressee without our prior written consent.


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Board of Directors
Sterling Financial Corporation
August 24, 2004
Page 3


         Notwithstanding the preceding paragraph, we hereby consent to the use of our name in the Proxy Statement/Prospectus forming a part of the Registration Statement under the captions "The Merger--Certain Federal Income Tax Consequences" and "Legal Matters." We also consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          SHUMAKER WILLIAMS, P.C.


                                          /s/ Shumaker Williams, P.C.
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